Exhibit 10.2

LANTHEUS MI HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

OPTION GRANT AWARD AGREEMENT

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TABLE OF CONTENTS

(continued)

		Page

(j)	Severability	9
(k)	Counterparts	9
(l)	Grantee Undertaking	9
(m)	Option Subject to Plan	9

SECTION 9.	DEFINITIONS	9

EXHIBIT A	NOTICE OF EXERCISE

EXHIBIT B	INVESTMENT REPRESENTATIONS AND WARRANTIES

EXHIBIT C	SHARE POWER

EXHIBIT D	JOINDER AGREEMENT

EXHIBIT E	IRREVOCABLE PROXY

SCHEDULE A	GROUP EBITDA TARGETS

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[FORM OF]

LANTHEUS MI HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

OPTION GRANT AWARD AGREEMENT

GRANT TO:  [Name of Grantee]

THIS AGREEMENT (this “Agreement”) is made as of [        ], 201[   ] (the “Grant Date”), between Lantheus MI Holdings, Inc., a Delaware corporation (the “Company”), and [Name of Grantee] (the “Grantee”).  Capitalized terms, unless defined in Section 9 or a prior section of this Agreement, shall have the same meanings as in the Lantheus MI Holdings, Inc. 2013 Equity Incentive Plan (the “Plan”).

WHEREAS, in connection with the Grantee’s Service, the Company desires to grant to the Grantee options (“Options”) to purchase a certain number of shares of Common Stock, par value $0.001, of the Company on the date hereof pursuant to the terms and conditions of this Agreement and the Plan.

WHEREAS, the Board has determined that it would be to the advantage, and in the best interest, of the Company and its shareholders to grant the option provided for herein to the Grantee pursuant to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.        GRANT OF OPTION AWARD

(a)           Grant.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee the right and option to purchase all or any part of an aggregate of [total number of Options granted to Grantee] Shares (the “Option”), subject to adjustment as set forth in the Plan.  [50% of total Options granted to Grantee] Shares subject to the Option shall vest based on the passage of time (the “Time Award”) and [50% of total Options granted to Grantee] Shares subject to the Option shall vest based upon the achievement of certain annual performance goals specified herein (the “Performance Award”), in each case, in accordance with Section 2 and Section 5.

(b)           Plan.  The Option is subject to the terms and conditions of the Plan (as it may be amended from time to time) which are hereby incorporated herein by reference and made a part of this Agreement.

(c)           No Rights as Stockholder. It shall be understood that none of the terms contained herein grant to the Grantee any rights as a stockholder, and the Grantee shall not have any such rights unless and until the Grantee receives Incentive Shares in connection with the exercise of the Option in accordance with the terms hereunder.

(d)           Confidentiality, IP Assignment, Non-Compete and Non-Solicit Agreement.  Unless such Grantee is already a party to a Restrictive Agreement with the Company or any of its subsidiaries including without limitation, Lantheus Medical Imaging, Inc., it is a condition to the effectiveness of the Option and the obligation of the Company to issue any Shares hereunder that the Grantee shall have executed, on or prior to the date hereof, a confidentiality, intellectual property assignment, non-compete and non-solicitation agreement in form and substance satisfactory to the Company.

(e)           Exercise Price.  The Exercise Price of the Shares subject to the Option shall be $[Fair Market Value on the Grant Date] per Share (the “Exercise Price”).

SECTION 2.        VESTING

The portion of the Option that has become vested is hereinafter referred to as the “Vested Portion” and the portion of the Option that has not yet become vested is hereinafter referred to as the “Unvested Portion”.  Subject to the terms set forth in the Plan and this Award Agreement, the Option shall vest as follows:

(a)           Time Award.  The Time Award shall vest on a monthly basis over a four-year period commencing on the first day of each calendar month following the Grant Date (each such date, a “Time Vesting Date”), such that 1/48 of the Time Award shall vest on each Time Vesting Date, subject to the Grantee’s continued Service through the applicable Time Vesting Date.

(b)           Performance Award.  The Performance Award shall vest as set forth below:

(i)            Prior to and until an Initial Public Offering, the Performance Award shall vest in equal annual twenty five percent (25%) installments (each, a “Tranche”) on each Determination Date for each of the fiscal years ending on December 31 of 201[  ], 201[  ], 201[  ], and 201[  ] (each, a “Fiscal Year”), subject to (i) the Grantee’s continued Service on each Determination Date, and (ii) the achievement of the annual Group EBITDA targets specified in Schedule A hereto, as determined by the Board in its reasonable discretion.  With respect to each applicable Fiscal Year, “Determination Date” shall mean the date on which the Board determines that the Group EBITDA target for such year has been attained, which date shall be no later than fifteen (15) days following the date on which the Company’s audited financial statements with respect to such Fiscal Year are delivered to the Board, and, promptly after such determination, the Company shall notify the Grantee of the amount of Group EBITDA for such Fiscal Year and the portion of the Performance Award that vests pursuant to this Section 2(b)(i).

1.             Vesting.  With respect to any applicable Fiscal Year of the Company, 100% of the Tranche eligible to vest with respect to such Fiscal Year shall vest if the Group EBITDA with respect to such Fiscal Year is equal to, or greater than, the Group EBITDA target applicable to such Fiscal Year, as set forth on Schedule A.

2.             Carry Back and Carry Forward.  With respect to the Performance Award granted pursuant to this Agreement, if the Group EBITDA for the fiscal year ending December 31, 201[  ], 201[  ], 201[  ], and 201[  ] (determined before the application of this

Section 2(b)(i)2) (each a “Current Year”) exceeds the target Group EBITDA for such Current Year as set forth on Schedule A (the amount of such excess, an “Excess Amount”): (x) the Group EBITDA for the prior Fiscal Year (“Prior Year”) may be recalculated to be an amount equal to the sum of the Group EBITDA for such Prior Year plus the Excess Amount (a “Carry Back”); or (y) the Group EBITDA for the following Fiscal Year (“Next Year”) may be recalculated to be an amount equal to the sum of the Group EBITDA for such Next Year plus the Excess Amount a (“Carry Forward”).  Any Excess Amount shall first be applied to a Carry Back, and then, any remaining Excess Amount may be applied to a Carry Forward; [provided, that there shall be no Carry Back for 201[  ] for performance in respect of 201[  ] and there shall be no Carry Forward for 201[  ] for performance in respect of 201[  ].]

(ii)           Notwithstanding Section 2(b)(i) above, prior to and until an Initial Public Offering, one-hundred percent (100%) of the Performance Award shall vest on the date on which the Avista Investors receive Cumulative Cash Proceeds equal to at least four (4) times the Initial Investment, subject to the Grantee’s continued Service on such date.

(iii)          Following an Initial Public Offering, subject to the Grantee’s continued Service on the date of such Initial Public Offering, the portion of the Performance Award which remains outstanding and unvested, after giving effect to such Initial Public Offering, as of the date of the consummation of such Initial Public Offering (the “Post-IPO Performance Award”), shall be converted into and become a Time Award with vesting over a period of time as determined by the Board at such time.

(iv)          In no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Performance Award.

(c)           Change of Control.  In connection with a Change of Control, subject to the Grantee’s continued Service through the date of the Change of Control:

(i)            the entire Unvested Portion of the Performance Award shall vest if the Initial Investment threshold set forth in Section 2(b)(ii) is satisfied upon the occurrence of a Change of Control (it being understood that in no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Performance Award); and

(ii)           the Unvested Portion of the Time Award shall vest as follows (it being understood that in no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Time Award):

1.             if the Avista Investors have not received Cumulative Cash Proceeds equal to at least four (4) times the Initial Investment upon the occurrence of a Change of Control, the portion of the Time Award that would have vested during the twelve (12) calendar months following the occurrence of such Change of Control shall become immediately fully vested upon the occurrence of such Change of Control; or

2.             if the Avista Investors have received Cumulative Cash Proceeds equal to at least four (4) times the Initial Investment upon the occurrence of a Change of Control, the entire Unvested Portion of the Time Award shall become immediately fully vested upon the occurrence of such Change of Control.

SECTION 3.        EXERCISE PROCEDURES

(a)           Notice of Exercise.  Subject to Section 5 hereof, the Vested Portion may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”).  Such Notice of Exercise shall be accompanied by payment in full of the aggregate Exercise Price [in cash] for the Shares to be exercised (plus payment of the applicable tax withholding) and, if applicable, an executed Joinder Agreement as required by Section 3(c), and an Irrevocable Proxy as required by Section 3(d).  In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  The aggregate Exercise Price for the Shares to be exercised shall be paid in cash or another form of payment to the extent, but only to the extent, permitted by the Board, in its sole discretion, in accordance with Section 6.c. and Section 11 of the Plan[; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with an exercise of the Option, all or part of the Exercise Price may be paid by reducing the number of Shares being purchased pursuant to such exercise by the number of such Shares having a Fair Market Value equal to the Exercise Price].  In the event of the Grantee’s death, the Vested Portion shall be exercisable by the executor or administrator of the Grantee’s estate, or the Person or Persons to whom the Grantee’s rights under this Agreement shall pass by will or by the laws of descent and distribution, as the case may be.  Any heir or legatee of the Grantee shall take rights herein granted subject to the terms and conditions of this Agreement and the Plan.

(b)           Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under this Agreement, or otherwise, or to require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Grantee may elect, subject to the approval of the Board, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.

(c)           Joinder Agreement.  At the time of the Notice of Exercise, if the Grantee is not then party to the Employee Shareholders’ Agreement, the Grantee shall be required to execute a Joinder Agreement and become a party to the to the Employee Shareholders’ Agreement prior to or concurrent with such exercise.  If the Grantee fails to execute the Joinder Agreement at or prior to the time of the Notice of Exercise, such exercise shall be ineffective and, without further notice, be deemed null and void.

(d)           Irrevocable Proxy.  At the time of the Notice of Exercise, if the Grantee has not then executed an Irrevocable Proxy, the Grantee is also required to execute an Irrevocable Proxy.  If the Grantee fails to execute the Irrevocable Proxy at or prior to the time of the Notice of Exercise, such exercise shall be ineffective and, without further notice, be deemed null and void.

(e)           Issuance of Shares; Employee Shareholders’ Agreement; Restrictions on Shares.  After receiving a properly completed and executed Notice of Exercise and payment for the full amount of the Exercise Price as required by Section 3(a) and, if applicable, an executed Joinder Agreement as required by Section 3(c), and an Irrevocable Proxy as required by Section 3(d), the Company shall cause to be issued a certificate or certificates for the Incentive Shares, registered in the name of the Grantee (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship), provided that as a condition to the issuance of Incentive Shares hereunder, the Grantee shall make, as of the time of issuance of such Incentive Shares, representations and warranties in a form satisfactory to the Company and substantially similar to those contained in Exhibit B.  In connection with any exercise of the Option, the Person exercising the Option shall deliver to the Company a duly executed blank share power in the form attached hereto as Exhibit C.  Incentive Shares received upon the exercise of the Option shall be subject to all of the terms and conditions of the Employee Shareholders’ Agreement, including all transfer restrictions and repurchase rights set forth therein.  The certificates for Incentive Shares may include any legend that the Board deems appropriate to reflect any conditions and restrictions applicable to such Incentive Shares.

SECTION 4.        SECURITIES LAW ISSUES, TRANSFER RESTRICTIONS

(a)           Grantee Acknowledgements and Representations.  The Grantee understands and agrees that:  (x) neither the Option nor the Incentive Shares have been registered under the Securities Act, (y) the Option and the Incentive Shares are restricted securities under the Securities Act and (z) neither the Option nor the Incentive Shares may be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available.  The Grantee hereby makes the representations and warranties set forth in Exhibit B hereto.

(b)           No Registration Rights.  The Company may, but shall not be obligated to, register or qualify the issuance of Incentive Shares to the Grantee, or the resale of any such Incentive Shares by the Grantee under the Securities Act or any other applicable law.

(c)           Transfers.  Unless otherwise determined by the Board, in its sole discretion, the Grantee shall not be permitted to transfer or assign the Option except in the event of death and in accordance with Section 13.a. of the Plan.  The Grantee understands that the Employee Shareholders’ Agreement contains significant restrictions on the transfer of the Incentive Shares.  The Grantee acknowledges that the transfer restrictions contained in this Agreement are reasonable and in the best interests of the Company.

SECTION 5.        TERM OF GRANT; EXPIRATION OF VESTED PORTION AND UNVESTED PORTION

(a)           Term of Grant.  The Option granted pursuant to this Agreement shall expire, terminate and be cancelled 10 years from the Grant Date, unless such Option has expired, terminated and been cancelled earlier as set forth herein.

(b)           Expiration of Vested Portion Following Termination.  Upon the Grantee’s Service ceasing (a “Terminated Grantee” and, the date of such termination, the “Termination Date”) for any reason, the following shall apply:

(i)            if the Terminated Grantee resigns or otherwise terminates his or her Service, the Terminated Grantee or his or her Permitted Transferees shall have 45 days from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such 45-day period, shall be cancelled, terminated and forfeited in all respects);

(ii)           if the Terminated Grantee’s Service is terminated without Cause, the Terminated Grantee or his or her Permitted Transferees shall have 60 days from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such 60-day period, shall be cancelled, terminated and forfeited in all respects);

(iii)          if the Terminated Grantee’s Service is terminated for Cause, the Vested Portion of the Option as of the Termination Date shall be cancelled, terminated and forfeited in all respects as of the Termination Date; and

(iv)          if the termination of the Terminated Grantee’s Service is due to the Terminated Grantee’s death or Disability, the Terminated Grantee or his or her legal representative or Permitted Transferees shall have one year from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such one-year period, shall be cancelled, terminated and forfeited in all respects).

(c)           Expiration of Unvested Portion Following Termination.  Any Unvested Portion as of the Termination Date shall expire and terminate in all respects as of such date, and shall be forfeited by the Grantee or his or her Permitted Transferees.

SECTION 6.        PUT RIGHT AND CALL RIGHT UPON TERMINATION OF SERVICE

Upon the termination of the Grantee’s Service, the Grantee or his or her Permitted Transferees shall have the right to exercise the Put Right following such termination due to his or her death or Disability, and the Company, or any Avista Investors designated thereby, shall have the right to exercise the Call Right following such termination for any reason, in each case, pursuant to the terms and conditions set forth in the Employee Shareholders’ Agreement.

Notwithstanding the provisions of the Employee Shareholders’ Agreement, if the employment or other service arrangement of the Grantee with the Company or one of its Subsidiaries is terminated by the Grantee for any reason, the Termination Price per Termination Security purchased pursuant to the Call Right shall be equal to Fair Market Value.  All capitalized terms used in this Section 6 and not defined in this Agreement shall have the meanings ascribed to them in the Employee Shareholders’ Agreement.

SECTION 7.        ADJUSTMENT OF SHARES

In the event of a Recapitalization or another event set forth in Section 13 of the Plan, the terms of the Option (including, without limitation, the number and kind of Shares subject to this Agreement) shall be adjusted as set forth in the Plan; it being understood, that the foregoing is not in limitation of the terms set forth in Section 2(b) and 2(c) above.

SECTION 8.        MISCELLANEOUS PROVISIONS

(a)           No Retention Rights.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in Service or interfere with or otherwise restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved by the Company and each of its Subsidiaries, to terminate the Grantee’s Service at any time and for any reason, with or without Cause.

(b)           Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Lantheus MI Holdings, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attention:  General Counsel

if to the Grantee, to the address that he or she most recently provided to the Company,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other party hereto.  All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether by courier or otherwise, made within two Business Days after the date of such facsimile transmissions; provided, that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

(c)           Entire Agreement.  This Agreement, the Plan, the Employee Shareholders’ Agreement, the Grantee’s employment agreement, if any, and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(d)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Grantee, except that the Company may amend or modify the Agreement without the

Grantee’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  Notwithstanding the foregoing, following an Initial Public Offering and to the extent that the Avista Investors hold, in the aggregate, at least 10% of the outstanding Shares, the Company shall not amend, modify or waive the requirements of Section 3(c) hereof without the prior written consent of the Avista Investors.  The failure of the Company in any instance to exercise the Call Option shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and the Grantee.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Grantee except pursuant to a Transfer in accordance with the provisions of this Agreement.

(f)            Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Grantee and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)           Governing Law; Venue. All issues concerning the relative rights of the Company and any Grantee with respect to each other shall be governed by the laws of the State of Delaware.  All other issues concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state.  Any legal action or proceeding with respect to the Agreement shall be brought exclusively in the courts of the United States for the Southern District of New York.

(h)           Waiver of Jury Trial.  The Grantee hereby irrevocably waives all right of trial by jury in any legal action or proceeding (including counterclaims) relating to or arising out of or in connection with this Agreement or any of the transactions or relationships hereby contemplated or otherwise in connection with the enforcement of any rights or obligations hereunder.

(i)            Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

Headings.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

Section References.  Unless otherwise specified, all references in this Agreement to any “Section” are to the corresponding Section of this Agreement.

Schedules/Exhibits.  Any capitalized terms used in any Schedule or Exhibit to this Agreement but are not otherwise defined therein have the meanings set forth in this Agreement.

(j)            Severability.  If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k)           Counterparts.  The parties may execute this Agreement in one or more counterparts, each of which constitutes an original and all of which collectively constitute one and the same instrument.  The signatures of all the parties need not appear on the same counterpart.

(l)            Grantee Undertaking.  The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Option or any Incentive Shares pursuant to the provisions of this Agreement.

(m)          Option Subject to Plan.  By entering into this Agreement, the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan. The Option is subject to the terms and conditions of the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

SECTION 9.        DEFINITIONS

(a)           “Avista Investors” means Avista Capital Partners, LP and Avista Capital Partners (Offshore), LP, or any of their Permitted Transferees.

(b)           “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

(c)           “Call Option” has the meaning ascribed to such term in the Employee Shareholders’ Agreement.

(d)           “Change of Control” has the meaning ascribed to such term in the Employee Shareholders’ Agreement.

(e)           “Closing Date” means January 8, 2008.

(f)            “Cumulative Cash Proceeds” means, without duplication: (i) cumulative cash proceeds actually received by the Avista Investors as consideration for the sale or other disposition of their Shares, including cash proceeds actually received by the Avista Investors in connection with a sale of Shares in an Initial Public Offering (net of unreimbursed Sales Costs), (ii) cumulative cash proceeds actually received by the Avista Investors as cash dividends with respect to such Shares, (iii) cumulative cash proceeds actually received by the Avista Investors in connection with the redemption of the 14% Non-Convertible Series A Preferred Stock of the Company formerly held by the Avista Investors, and (iv) securities issued to the Avista Investors in connection with a Change of Control, which shall be deemed sold, as of the time of the closing or effective time of such Change of Control transaction, for cash by the Avista Investors for an amount per security equal to the value ascribed to such securities pursuant to and in connection with the definitive acquisition agreement or other transaction agreement effecting such Change of Control as of the time of the closing or effective time of such Change of Control transaction (net of unreimbursed Sales Costs); provided, that, after a deemed sale described in clause (iv) above, such securities shall no longer be taken into account in the determination of Cumulative Cash Proceeds; provided, further, that Cumulative Cash Proceeds shall not include any advisory, management, monitoring transaction or other fees, or any expense reimbursement, received by any Avista Investor or any of their Affiliates; and, it being understood, that the Cumulative Cash Proceeds as of the date hereof equals $[      ].

(g)           “EBITDA” means, with respect to a business or entity for a particular period, the sum of: (i) net income (or loss) of such business or entity for such period; plus (ii) all interest expense of such business or entity (net of interest income) for such period deducted in calculating such net income (loss); plus (iii) all income taxes of such business or entity for such period deducted in calculating such net income (loss); plus (iv) all depreciation expenses of such business or entity for such period deducted in calculating such net income (loss); plus (v) all amortization expenses of such business or entity for such period deducted in calculating such net income (loss); plus (vi) all fees paid by the Company or any of its Subsidiaries pursuant to the Advisory Services Agreement dated as of January 8, 2008; plus (vii) non-recurring expenses for executive severance, relocation, recruiting and one-time compensation; plus (viii) the aggregate amount of all other non-cash charges reducing net income including stock-based compensation expense, if any; plus (ix) all extraordinary losses; less (x) all extraordinary gains; in each case, determined in accordance with generally accepted accounting principles in the United States of America, consistently applied, and as approved by the Board in good faith.

(h)           “Group EBITDA” for a Fiscal Year means EBITDA of the Company and its Subsidiaries calculated on a consolidated basis for such Fiscal Year and shall (for the avoidance of doubt) reflect a reduction for all management and employment cash bonuses payable with respect to such Fiscal Year.

(i)            “Incentive Shares” means any Shares issued pursuant to the exercise of the Option in accordance with the terms of this Agreement.

(j)            “Initial Investment” means the sum of $180,000,000 plus the dollar value of any additional equity investments in the Company or any of its Subsidiaries made by any Avista Investors or any affiliated investment vehicles of the Avista Investors following the Closing Date and prior to the consummation of a Change of Control.

(k)           “Irrevocable Proxy” means the Irrevocable Proxy in the form attached as Exhibit E hereto.

(l)            “Joinder Agreement” means an agreement substantially in the form of Exhibit D attached hereto, pursuant to which the Grantee shall become a party to the Employee Shareholders’ Agreement and subject to all of the rights, restrictions and obligations contained therein.

(m)          “Permitted Transferee” means (i) any executor, administrator or testamentary trustee of the Grantee’s estate if the Grantee dies, (ii) any transferee receiving Shares owned by the Grantee by will, intestacy laws or the laws of descent or survivorship, and (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than the Grantee or one or more lineal descendents, siblings or parents of the Grantee or one or more lineal descendents of any siblings of the Grantee.

(n)           “Put Option” has the meaning ascribed to such term in the Employee Shareholders’ Agreement.

(o)           “Sales Costs” means any costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by the Avista Investors or any of their Affiliates (and not indirectly by the Company) in connection with, arising out of or relating to any sale or other disposition of their Shares (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

(p)           “Transfer” means, with respect to any securities (including the Shares and the Option), (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

LANTHEUS MI HOLDINGS, INC.

By:
Name:
Title:

[Name of Grantee]

EXHIBIT A

NOTICE OF EXERCISE

Lantheus MI Holdings, Inc.

331 Treble Cove Road
North Billerica, Massachusetts 01862
Attention: General Counsel

Date of Exercise:

Ladies & Gentlemen:

1.             Exercise of Option. This constitutes notice to Lantheus MI Holdings, Inc. (the “Company”) that pursuant to my Option Grant Award Agreement, dated [•], 201[•] (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Date of Grant:
Number of Shares as to which Option is exercised (“Optioned Shares”):
Shares to be issued in name of:
Total exercise price:	$
Cash payment [or other method of payment permitted under Section 3(a) of the Award Agreement] delivered herewith:	$
[Method:]

2.             Form of Payment. The Option may be exercised [(a)] by delivery of cash or its equivalent (e.g., cashier’s check), [or (b) by reducing the number of Shares being purchased pursuant to such exercise by the number of such Shares having a Fair Market Value equal to the aggregate exercise price for the Optioned Shares being purchased].  Forms of payment other than as described in the immediately preceding sentence are limited by the Plan and are permissible only to the extent approved by the Board, in its sole discretion.

3.             Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares [in cash] and any and all withholding taxes due in connection with the exercise of my Option, subject to satisfaction of any and all withholding taxes in any other manner consistent with the Award Agreement and the Plan, or I have otherwise satisfied such requirements.

4.     Rights as Shareholder. While the Company shall endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and my satisfaction of any other conditions imposed by the Board pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

5.     Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Board. The resolution of such a dispute by the Committee shall be final and binding on all parties.

Very truly yours,

Signature:

Name:

Social Security Number:

EXHIBIT B

Investment Representations and Warranties

The Grantee hereby represents and warrants to the Company that:

1.                                      The Option and Incentive Shares received by him or her will be held by him or her for investment only for his or her own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities laws.  The Grantee has no current intention of selling, granting participation in or otherwise distributing the Option or Incentive Shares in violation of applicable U.S. federal or state or foreign securities laws.  The Grantee does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity, or to any third person or entity, with respect to any of the Option or Incentive Shares, in each case, in violation of applicable U.S. federal or state or foreign securities laws.

2.                                      The Grantee understands that the issuance of the Option and Incentive Shares has not been registered under the Securities Act or any applicable U.S. state or foreign securities laws, and that the Option and Incentive Shares are being issued in reliance on an exemption from registration, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Grantee’s representations as expressed herein.

3.                                      The Grantee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her owning the Option and Incentive Shares.  The Grantee is a sophisticated investor, has relied upon independent investigations made by the Grantee and, to the extent believed by the Grantee to be appropriate, the Grantee’s representatives, including the Grantee’s own professional, tax and other advisors, and is making an independent decision to invest in the Option and Incentive Shares.  The Grantee has been furnished with such documents, materials and information that the Grantee deems necessary or appropriate for evaluating an investment in the Company, and the Grantee has read carefully such documents, materials and information and understands and has evaluated the types of risks involved with holding the Option and Incentive Shares.  The Grantee has not relied upon any representations or other information (whether oral or written) from the Company or its shareholders, directors, officers or affiliates, or from any other person or entity, in connection with his or her investment in the Option and Incentive Shares.  The Grantee acknowledges that the Company has not given any assurances with respect to the tax consequences of the ownership and disposition of the Option and Incentive Shares.

4.                                      The Grantee has had, prior to his or her being granted the Option and Incentive Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the transactions contemplated by the Agreement and the Grantee’s holding of the Option and Incentive Shares and to obtain additional information necessary to verify the accuracy of any information furnished to him or her or to which he or she had access.  The Grantee confirms that he or she has satisfied himself or herself with respect to any of the foregoing matters.

5.                                      The Grantee acknowledges that he or she has had the opportunity to seek legal advice and all documents, materials and information that he or she has requested or read relating to holding the Option or Incentive Shares and confirms that he or she has satisfied himself or herself with respect to any of the foregoing matters.

6.                                      The Grantee understands that no U.S. federal or state or foreign agency has passed upon the Option or Incentive Shares or upon the Company, or upon the accuracy, validity or completeness of any documentation provided to the Grantee in connection with the transactions contemplated by the Agreement, nor has any such agency made any finding or determination as to holding the Option or Incentive Shares.

7.                                      The Grantee understands that there are substantial restrictions on the transferability of the Option and Incentive Shares and that on the date of the Agreement and for an indefinite period thereafter there will be no public market for the Option or Incentive Shares and, accordingly, it may not be possible for the Grantee to liquidate his or her investment in case of emergency, if at all.  In addition, the Grantee understands that the Agreement and Employee Shareholders’ Agreement contain substantial restrictions on the transferability of the Option and Incentive Shares and provide that, in the event that the conditions relating to the transfer of the Option or any Incentive Shares in such document has not been satisfied, the holder shall not transfer the Option or any such Incentive Shares, and unless otherwise specified the Company will not recognize the transfer of the Option or any such Incentive Shares on its books and records or issue any share certificates representing the Option or any such Incentive Shares, and any purported transfer not in accordance with the terms of the Agreement or the Employee Shareholders’ Agreement shall be void.  As such, Grantee understands that: a restrictive legend or legends in a form to be set forth in the Agreement and the Employee Shareholders’ Agreement will be placed on the certificates representing the Option and Incentive Shares; a notation will be made in the appropriate records of the Company indicating that each of the Option and Incentive Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Option and Incentive Shares; and the Grantee will sell, transfer or otherwise dispose of the Option or Incentive Shares only in a manner consistent with its representations set forth herein and then only in accordance with the Agreement and the Employee Shareholders’ Agreement.

8.                                      The Grantee understands that (i) neither the Option nor the Incentive Shares may be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, (ii) the Option and Incentive Shares have not been registered under the Securities Act; (iii) the Option and Incentive Shares must be held indefinitely and he or she must continue to bear the economic risk of holding the Option and Incentive Shares unless such Option and Incentive Shares are subsequently registered under the Securities Act or an exemption from such registration is available; (iv) the Grantee is prepared to bear the economic risk of holding the Option and Incentive Shares for an indefinite period of time; (v) it is not anticipated that there will be any public market for the Option or Incentive Shares; (vi) the Option and Incentive Shares are characterized as “restricted securities” under the U.S. federal securities laws; and (vii) the Option and Incentive Shares may not be sold, transferred or otherwise disposed of except in compliance with federal, state and local law.

9.                                      The Grantee understands that an investment in the Option or Incentive Shares is not recommended for investors who have any need for a current return on this investment or who cannot bear the risk of losing their entire investment.  In that regard, the Grantee understands that his or her holding the Option and Incentive Shares involves a high degree of risk of loss.  The Grantee acknowledges that: (i) he or she has adequate means of providing for his or her current needs and possible personal contingencies and has no need for liquidity in this investment; (ii) his or her commitment to investments which are not readily marketable is not disproportionate to his or her net worth; and (iii) his or her holding the Option and Incentive Shares will not cause his or her overall financial commitments to become excessive.

10.                               The Grantee has completed and signed the Accredited Investor Certificate attached hereto as Schedule 1.

Schedule 1 to Exhibit B

Accredited Investor Certificate

I, [Name of Grantee],  hereby certify that, as of the date hereof, I fall within the following categor(y)(ies):  (Capitalized terms used herein have the meanings ascribed to them in the Option Grant Award Agreement, dated [     ], 201[   ], among Lantheus MI Holdings Inc., and the undersigned.)

(check all that apply)

•              A director or executive officer* of Lantheus MI Holdings, Inc.

*An executive officer means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the company concerned.  Executive officers of subsidiaries may be deemed executive officers of a company if they perform such policy making function for the company concerned.

•                                         A person whose individual net worth, or joint net worth with my spouse, at the time of purchasing the Restricted Shares, exceeds $1,000,000.

•                                         A person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year.

Dated:               , 201[   ]

Name: [Name of Grantee]

EXHIBIT C

Share Power

IRREVOCABLE STOCK POWERS

LANTHEUS MI HOLDINGS, INC.

FOR VALUE RECEIVED, [Name of Grantee] does hereby sell, assign and transfer unto                                                                            Shares of Common Stock of Lantheus MI Holdings, Inc., par value $0.001, represented by Certificate No.        herewith and does hereby irrevocably constitute and appoint                                              attorney to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:

By:

[Name of Grantee]

EXHIBIT D

Joinder Agreement

JOINDER TO EMPLOYEE SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Employee Shareholders’ Agreement dated as of May 8, 2008 (as the same shall be amended, supplemented or modified from time to time, the “Employee Shareholders’ Agreement”) among (i) Lantheus MI Holdings, Inc., a Delaware corporation, (ii) Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP, ACP-Lantern Co-Invest LLC, and (iii) certain other Persons party thereto.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Employee Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Employee Shareholders’ Agreement as of the date hereof.  The Joining Party (i) shall have all of the rights and obligations of an “Employee Shareholder” under the Employee Shareholders’ Agreement and (ii) shall be deemed an “Employee Shareholder” and be subject to all of the terms, conditions, limitations and restrictions applicable thereto under the Employee Shareholders’ Agreement, in each case, as if it had executed the Employee Shareholders’ Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Employee Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                              , 201[   ]

[Name of Grantee]

Address for Notices:

EXHIBIT E

Irrevocable Proxy

IRREVOCABLE PROXY

I, [                           ], do hereby irrevocably constitute and appoint the Chief Executive Officer of Lantheus MI Holdings, Inc., a Delaware corporation (“Holdings” or the “Company”), as the same may be duly appointed from time to time by the Board of Directors of the Company, with full power of substitution and resubstitution, as my true and lawful proxy to act in my name, place and stead and on my behalf to do and execute all or any of the following specific acts, deeds and things:

(1)           To vote (i) my [                   ] Common Stock of Holdings plus any additional Common Stock of Holdings which I may acquire by exercising any option to purchase further additional Common Stock, (ii) my [                ] Preferred Stock of Holdings to the extent that such Preferred Stock is entitled to vote at any time, and (iii) any and all additional equity interests in the Company in which I may at any time have an interest (the “Stock”) of Holdings, represented by certificate number [     ] (or any other certificate(s) issued in replacement or in lieu thereof) at any meeting of the shareholders (whether annual, regular or special meetings and whether or not an adjourned meeting) of Holdings, or any express written consent or dissent in any action taken in lieu of such a meeting and to exercise, do or perform any act, right, power, duty, or obligation that I now have or may acquire the legal right, power or capacity to exercise, do, or perform in connection with, arising out of, or relating to the exercise of voting the Stock.

(2)           To sign, endorse and execute in my name, all company consents, waivers of notice, voting of stock and the like, with respect to any matter properly the subject of action by a shareholder of Holdings, including, but not limited to, the removal and replacement of managers and officers, or the liquidation, dissolution, merger or sale of Holdings or any of its assets (including, without limitation, sale of the Stock).

Notwithstanding the foregoing, my proxy shall not be used to take any action that would intentionally expose me to personal liability, including, but not limited to, liability for withholding taxes, sales taxes, franchise taxes and/or other debts and expenses of the Company or expose me to investigation or prosecution, nor will it prevent me from receiving notice or other information that I am entitled to receive under the Employee Shareholder Agreement, the Amended and Restated Charter of Holdings or applicable law as a result of my ownership of the Stock.

Notwithstanding the foregoing, my proxy shall not be used to sell the Stock (except for a sale of the Stock pursuant to Article 4 (Drag-Along Rights; Put Right and Call Right) or Section 3.03(b) (transfers following the First Public Offering) of the Employee Shareholder Agreement dated May 8, 2008 (the “Employee Shareholder Agreement”)).

Proxy Coupled With an Interest.  This irrevocable proxy is given in consideration of the agreements and covenants of Holdings and the parties in connection with the transactions contemplated by the Employee Shareholder Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the Employee Shareholder Agreement is terminated.

Revocation of Prior Irrevocable Proxy.  This irrevocable proxy shall revoke any other power of attorney or proxy granted by me with respect to the Stock, and I shall not grant any subsequent powers of attorney or proxies with respect to the Stock as long as this irrevocable proxy remains in full force and effect.

Durable Proxy.  This irrevocable proxy shall not terminate on my physical or mental disability, or incapacity.

Ratification.  I hereby ratify and confirm all that my proxy, or his successors, shall lawfully do or cause to be done by virtue of this irrevocable proxy and the rights and power granted herein.

Effect of My Death.  My death shall not revoke or terminate this agency as to the proxy, agent or other person who, without actual knowledge of my death, acts in good faith under this irrevocable proxy.  Any action so taken, unless otherwise invalid or unenforceable, shall be binding upon me and my heirs, devisees, and personal representatives.

Governing Law.  THIS IRREVOCABLE PROXY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND ANY SUIT, ACTION OR PROCEEDING ARISIGN OUT OF OR RELATING TO THIS IRREVOCABLE PROXY SHALL BE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED HOWEVER, THAT IF SUBJECT MATTER JURISDICTION IS UNAVAILABLE IN THAT COURT, THEN ALL SUCH CLAIMS SHALL BE TRANSFERRED TO OR OTHERWISE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN ANY OTHER STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE).

I sign my name to this Irrevocable Proxy on the        of                        20[•]..

[ ]

SCHEDULE A

GROUP EBITDA TARGETS

Group EBITDA for the Applicable Fiscal Year ($)

	201[ ]	201[ ]	201[ ]	201[ ]
Target Group EBITDA	[ ] million	[ ] million	[ ] million	[ ] million

(a)                                 Adjustments to Group EBITDA.

(i)                                                        To the extent that during any Fiscal Year, the Company or any of its Subsidiaries acquires any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (an “Acquired Business”):

1.                                      the target Group EBITDA for such Fiscal Year shall be adjusted such that an amount equal to the estimated Group EBITDA of the Acquired Business on a pro forma basis (determined at the time of the acquisition of such Acquired Business and in accordance with paragraph (a)(iii) of this Schedule A) for the period from the date of the consummation of such acquisition until the end of such Fiscal Year shall be added to target Group EBITDA for such Fiscal Year, and

2.                                      the target Group EBITDA for each subsequent Fiscal Year shall be adjusted such that an amount equal to estimated Group EBITDA of the Acquired Business (determined at the time of the acquisition of such Acquired Business and in accordance with paragraph (a)(iii) of this Schedule A) for each such Fiscal Year shall be added to target Group EBITDA for such Fiscal Year.

(ii)                                                     To the extent that during any Fiscal Year, the Company or any of its Subsidiaries sells or otherwise disposes of any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (a “Sold Business”):

1.                                      the target Group EBITDA for such Fiscal Year shall be adjusted such that the amount included in target Group EBITDA for such Fiscal Year with respect to the Sold Business for the period from the date of the consummation of such sale or disposition until the end of such Fiscal Year (determined in accordance with paragraph (a)(iii) of this Schedule A) shall be subtracted from target Group EBITDA for such Fiscal Year, and

2.                                      the target Group EBITDA for each subsequent Fiscal Year shall be adjusted such that the amount included in target Group EBITDA for each such Fiscal Year with respect to the Sold Business (determined in accordance with paragraph (a)(iii) of this Schedule A) shall be subtracted from target Group EBITDA for such Fiscal Year.

(iii)                                                  All determinations of (A) estimated Group EBITDA of any Acquired Business for any period and (B) the amounts included in target Group EBITDA for any Fiscal Year (or portion thereof) with respect to any Sold Business, shall be made in good faith by, and on terms mutually agreeable to, the Board of the Company.  Any such determinations shall be final, conclusive and binding on the Grantee.

(b)                                 Determinations of the Board.  The Board reserves the right to make adjustments to any target Group EBITDA as the Board determines in good faith are appropriate to take into account the effect of: (A) any material transactions or events during the relevant period, including significant changes to capital expenditure plans; and (B) any events during the relevant period outside of the ordinary course.  Any such adjustments shall be final, conclusive and binding on the Grantee.